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                                                                     EXHIBIT 3.1
                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ARTIFICIAL LIFE, INC.


         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Artificial Life, Inc.

         2. The certificate of incorporation of the Corporation, as amended and restated, is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said first paragraph of Article Fourth the following two new paragraphs:

                  "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares of Common Stock, $0.01 par value per share ("Common Stock"), consisting of (i) nineteen million (19,000,000) shares of Voting Common Stock and (ii) one million (1,000,000) shares of Non-Voting Common Stock.

                  Each share of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation as of the time and date this amendment becomes effective (the "Effective Time") is hereby reclassified and changed into .409836 shares of Common Stock, $0.01 par value per share, of the Corporation, and each stock certificate for shares of Common Stock of the Corporation as of the Effective Time shall represent the number of shares of Common Stock obtained by dividing the number of shares of Common Stock represented by such certificate immediately prior to the Effective Time by 2.44."

         3. The amendment of the certificate of incorporation, as amended and restated, herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.



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         Signed on this 22nd day of September, 1998.

                                            Artificial Life, Inc.


                                            By: /s/ Eberhard Schoneburg
                                                  Eberhard Schoneburg, President






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                               AMENDED AND RESATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ARTIFICIAL LIFE, INC.

                                  JUNE 10, 1998



         Artificial Life, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify that the sole Director of the Corporation by written consent of the sole Director on June 10, 1998, and the sole stockholder of the Corporation by written consent of the sole stockholder of the Corporation on June 10, 1998, approves and adopted, pursuant to SECTIONS 228 AND 242 of the DGCL, this Amended and Restated Certificate of Incorporation of the Corporation. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on November 15, 1994, under the name of Neurotec International Corp., and subsequently amended on each of February 9, 1995, June 13, 1995 and August 19, 1997. The Corporation hereby certifies as follows:

         FIRST. The name of the Corporation is Artificial Life, Inc.

         SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware, 19805, and the name of its registered agent at such address is Corporation Service Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and specifically, without limiting the generality of the foregoing, to engage generally in the business of software development in the areas of artificial intelligence, neural networks and multimedia.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is twenty million five hundred thousand (20,500,000) shares of Common


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Stock, $0.01 par value per share ("Common Stock"), consisting of (i) nineteen million three hundred thousand (19,300,000) shares of Voting Common Stock and
(ii) one million two hundred thousand (1,200,000) shares of Non-Voting Common Stock.

         The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

         COMMON STOCK.

         1. General. The voting, dividend and liquidation rights of the holders of the Voting Common Stock are as follows.

         2. Voting. The holders of the Voting Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Except as otherwise requried by applicable law, the holders of Non-Voting Common Stock shall not have any voting rights and shall be deemed for all purposes to be non-voting stock; and further provided that the number of authorized shares of Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all shares of capital stock of the Corporation then outstanding and entitled to vote thereon, voting together as a single class, irrespective of the provisions of
Section 242 of the General Corporation Law of the state of Delaware that would otherwise require a vote of the holders of Non-Voting Common Stock as a separate class.

         3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

         4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Stock.



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         5. Automatic Conversion. Each share of Non-voting Common Stock shall automatically be converted into one share of Voting Common Stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation of not less than $10,000,000 and where the Company will thereafter be listed on the NASDAQ National Market System, the New York Stock Exchange or the American Stock Exchange.

         FIFTH. The corporation is to have perpetual existence.

         SIXTH. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         SEVENTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

          EIGHTH. A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

         NINTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, join venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

         Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayments.



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            The corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the board of directors of the corporation.

          The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

            Any person seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

            Any amendment or repeal of the provisions of this Article shall not adversely affect any right or protection of a director or officer of this corporation with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

            TENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            IN WITNESS WHEREOF, Artificial Life, Inc. has caused its corporate seal to be affixed hereto and this Amended and Restated Certificate of Incorporation to be signed by Eberhard Schoneburg, its President, and attested by Robert Duggan, its Secretary, this 10th day of June, 1998.


                              ARTIFICIAL LIFE, INC.


                                               By:/s/ Eberhard Schoneburg
                                                  Eberhard Schoneburg, President


ATTEST:

By:  /s/ Robert Duggan
     Robert Duggan, Secretary



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